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                                                                       Exhibit 5



                                                                  (713) 650-2729

                                 July 18, 1996



Board of Directors
Landry's Seafood Restaurants, Inc.
1400 Post Oak Boulevard
Suite 1010
Houston, Texas  77056

Gentlemen:

     You have requested our opinion as to the legality of the issuance of the 698,333 shares (the "Shares") of the Common Stock ($.01 par value) of Landry's Seafood Restaurants, Inc. (the "Company") which are the subject of a Registration Statement on Form S-3, (the "Registration Statement") filed by the Company with the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1993, as amended. You have also requested our opinion as to whether the Shares, either issued or to be issued are, or will be, fully-paid and non-assessable.

     We have examined the Certificate of Incorporation of the Company, the Bylaws and such other corporate records, documents and proceedings (including the resolutions adopted by the Board of Directors of the Company in connection with the issuance of the Shares) as we have deemed necessary for the purposes of this opinion.

     On the basis of the foregoing, it is our opinion that the 698,333 Shares to be issued by the Company have been duly and validly authorized by all necessary corporate action of the Company and, subject to payment therefor, each of such Shares are, or will be, duly and validly issued, fully-paid and non-assessable shares of Common Stock of the Company.

     We know that we are named in the Registration Statement and we hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

                              Very truly yours,

                              /s/ Winstead Sechrest & Minick P.C.

                              Winstead Sechrest & Minick P.C.

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